Exhibit 10.4

2005 Compensation Arrangements for Named Executive Officers

Base Salaries. On March 1, 2005, the Board of Directors (the Board) of The Boeing Company (the Company) approved the 2005 annual base salaries (effective as of March 1, 2005) of the Company’s executive officers after an evaluation of individual performance and by comparisons to internal peers and external market data for similar positions. The table below lists the annual base salary levels of the Company’s Named Executive Officers except Mr. Stonecipher, who resigned as President and CEO effective March 6, 2005. The Named Executive Officers reflect those individuals identified in the Company’s 2005 Annual Proxy Statement.

2005 Base Salary (effective 3/1/05)
Name and Position
James A. Bell President and CEO; Executive VP and CFO	$650,000
James F. Albaugh Executive VP, President and CEO, Integrated Defense Systems	$825,000
Laurette T. Koellner Executive VP and President, Connexion by Boeing	$600,000
Alan R. Mulally Executive VP, President and CEO, Commercial Airplanes	$825,000
Harry C. Stonecipher Former President and CEO	0

Long-Term Incentive Awards. On February 27, 2005, the Compensation Committee of the Board (the Committee) approved grants of Performance Shares and Career Shares effective February 28, 2005 to each of the Named Executive Officers except Mr. Stonecipher pursuant to the 2003 Stock Incentive Plan. The following table sets forth information with respect to the Performance Shares and Career Shares granted to such officers on February 28, 2005.

Name	Number of Performance Shares	Performance Period (5 years)	Number of Career Shares
James A. Bell	62,906	2005-2010	2,516
James F. Albaugh	76,012	2005-2010	3,040
Laurette T. Koellner	60,285	2005-2010	2,411
Alan R. Mulally	86,496	2005-2010	3,460
Harry C. Stonecipher	0	—	0

Performance Shares. The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum increase in share price over a five-year period before any awards can be paid. The grant date share price of Boeing stock for purposes of the 2005 Performance Share awards was $53.21 (the average daily closing of a share of Boeing stock on the NYSE over a 20-consecutive-day period ending on the date of grant). This translates into threshold, target and maximum stock prices of $74.49 (40% increase in stock price), $106.42 (100% increase in stock price) and $119.72 (125% increase in stock price), respectively, to be achieved within five years from the date of grant.

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves one of the specified hurdles.

The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed. The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If stock price milestones from threshold to target are met, the Performance Shares will vest in increments of 15% (at threshold), 30%, 45%, 60%, 75% and 90% and if the target (100%) is achieved, then in increments of 110% and 120% up to the maximum 125% of the initial grant.

Career Shares. Career Shares are units of Boeing stock whose payout is contingent on the executive staying with the Company until retirement. The Career Shares are forfeited if the executive’s employment terminates before retirement for any reason other than layoff, disability or death. The number of Career Shares granted to the Named Executive Officers is based on a fixed percentage of base salary (20%). Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed.

Annual Incentive Award Program.

The Company’s annual incentive award program is a variable, performance-based compensation program that focuses management attention on annual Company performance as measured by economic profit. Economic profit reflects operating profit less the cost of capital, and may include an adjustment for certain non-recurring items that are outside of the normal course of business, unusual and/or infrequent, and not reflective of the Company’s core business. Prior to the start of each performance year, the Committee approves performance-based criteria for the annual incentive program which will be used to determine potential payouts to the Company’s executive officers. On December 13, 2004, the Committee set economic profit goals for the 2005 performance year based on the Board’s approval of the business plan. Any awards that may be earned for 2005 performance are payable in March, 2006. Payouts may be in the form of cash and Boeing Stock Units (BSUs), which may be made under the Company’s Incentive Compensation Plan and/or the 2003 Stock Incentive Plan.

Executives are assigned a target incentive award based on their pay grade. For 2005, the Named Executive Officers were assigned a target incentive award percentage of 85% of base salary. Mr. Stonecipher is not eligible for a prorated annual incentive award for 2005. Each executive’s actual incentive award will be based on Company performance against the pre-established economic profit goals and an individual performance factor. Final individual payouts in 2006 for the 2005 performance year may range from 0% to 200% of target.